Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the following Registration Statements:

(1)	Registration Statement (Form S-3 Nos. 333-215236 and 333-200571) of Oxford Immunotec Global PLC,

(2)	Registration Statement (Form S-8 No. 333-193730) pertaining to the Oxford Immunotec Global PLC 2013 Share Incentive Plan, and

(3)	Registration Statement (Form S-8 No. 333-192582) pertaining to the Amended and Restated 2008 Stock Incentive Plan of Oxford Immunotec Global PLC;

of our report dated February 28, 2017 with respect to the consolidated financial statements of Oxford Immunotec Global PLC included in this Annual Report (Form 10-K) of Oxford Immunotec Global PLC for the year ended December 31, 2016.

/s/ Ernst & Young LLP

Reading, United Kingdom

February 28, 2017